                                                                  EXECUTION COPY





                        COMMON STOCK PURCHASE AGREEMENT


     Portions of this document have been omitted pursuant to a request for confidential treatment and such portions have been filed separately with the Securities and Exchange Commissions. These portions are designated by the symbol
*.

                               TABLE OF CONTENTS

1. Purchase and Sale of Stock ................................................1
      1.1 Sale and Issuance of Common Stock and Warrant ......................1
      1.2 Closing ............................................................2

2. Representations and Warranties of the Company .............................2
      2.1 Organization, Good Standing and Qualification ......................2
      2.3 Authorization ......................................................2
      2.4 Valid Issuance of Shares ...........................................3
      2.5 No Conflict ........................................................3
      2.6 Consents ...........................................................3
      2.7 SEC Documents; Financial Statements ................................3
      2.8 Litigation .........................................................4
      2.9 Disclosure .........................................................4
      2.10 Changes ...........................................................4

3.  Representations and Warranties of the Investor ...........................5
      3.1 Organization, Good Standing and Qualification ......................5
      3.2 Authorization ......................................................5
      3.3 No Conflict ........................................................5
      3.4 Consents ...........................................................5
      3.5 Litigation .........................................................6
      3.6 Purchase Entirely for Own Account ..................................6
      3.7 Disclosure of Information ..........................................6
      3.8 Investment Experience ..............................................6
      3.9 Accredited Investor ................................................6
      3.10 Restricted Securities .............................................6
      3.11 Limitations on Disposition ........................................6
      3.12 Legends ...........................................................7

4.  Additional Agreements ....................................................7
      4.1 Access to Information ..............................................7
      4.2 Confidentiality ....................................................7
      4.3 Expenses ...........................................................8
      4.4 Public Disclosure ..................................................8
      4.5 Reasonable Efforts .................................................8
      4.6 Nasdaq Listing .....................................................8
      4.7 Transfer Restriction ...............................................8

5.  Conditions of Investor's Obligations at Closing ..........................9
      5.1 No Order, HSR Act ..................................................9
      5.2 No Injunctions or Restraints; Illegality ...........................9
      5.3 Representations and Warranties ....................................10
      5.4 Performance .......................................................10


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

      5.5 Compliance Certificate ............................................10
      5.6 Qualifications ....................................................10
      5.7 Proceedings and Documents .........................................10
      5.8 Opinion of Company Counsel ........................................10
      5.9 Ancillary Agreements ..............................................10
      5.11 NNM Listing ......................................................10

6. Conditions of the Company's Obligations at Closing .......................10
      6.1 No Order, HSR Act .................................................10
      6.2 No Injunctions or Restraints; Illegality ..........................11
      6.3 Representations and Warranties ....................................11
      6.4 Performance .......................................................11
      6.5 Compliance Certificate ............................................11
      6.6 Qualifications ....................................................11
      6.7 Opinion of Investor Counse1 .......................................11
      6.8 Ancillary Agreements ..............................................11

7. Miscellaneous ............................................................12
      7.1 Survival of Warranties ............................................12
      7.2 Successors and Assigns ............................................12
      7.3 Governing Law .....................................................12
      7.4 Counterparts ......................................................12
      7.5 Titles end Subtitles ..............................................12
      7.6 Notices ...........................................................12
      7.7 Finder's Fee ......................................................12
      7.8 Amendments and Waivers ............................................13
      7.9 Severability ......................................................13
      7.12 Entire Agreement .................................................13

EXHIBIT A      Issuance of Performance Shares
EXHIBIT B      Patent License Agreement
EXHIBIT C      Software and Asset Acquisition and License Agreement
EXHIBiT D      License Agreement
EXHIBIT E      Opinion of Counsel for the Company
EXHIBIT F      Opinion of Counsel for Investor


                                       ii
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                              i2 TECHNOLOGIES, INC.

                        COMMON STOCK PURCHASE AGREEMENT


                  THIS COMMON STOCK PURCHASE AGREEMENT is made as of the 7th day of March, 2000 by and between i2 Technologies, Inc., a Delaware corporation (the "Company"), and International Business Machines Corporation) a New York corporation ("Investor").

                                     RECITALS

                  WHEREAS, the Company desires that Investor use its resources, knowledge and expertise to help the Company expand the global sales, integration and education services as they pertain to the Company's software products.

                  WHEREAS, the Company and Investor have entered into an amendment to the Marketing Relationship Agreement, dated July 30, 1999;

                  WHEREAS, Investor desires to use the Company's expertise as a leader in B-2-B e-Commerce for operating resources to enhance Investor's marketing opportunities world-wide in connection with the Company's solutions;

                  WHEREAS, each party believes that the other can aid in its business activities as they relate to e-Commerce initiatives through strategic marketing sales, sales support, education, technology transfer and development assistance initiatives (the "Alliance"); and

                  WHEREAS, the Company shall issue and sell to Investor shares of its Common Stock, par value $0.00025 per share ("Common Stock"), subject to the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the foregoing, the undertakings, representations and warranties of the parties as contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                  1. Purchase and Sale of Stock.

                     1.1 Sales and issuance of Common Stock.

                         (a) On or prior to the first Closing (as defined
below), the Company shall have authorized (i) the sale and issuance to Investor of 1,295,875 shares of Common Stock (the "Purchased Shares") and (ii) the sale and the issuance of the Performance Shares (as defined in Exhibit A, attached hereto). The term "Shares" shall mean the Purchased Shares and the Performance Shares.

                         (b) Subject to the terms and conditions of this
Agreement, Investor agrees to purchase at the First Closing, and the Company agrees to sell and issue to Investor at the First Closing, the Purchased Shares and Investor agrees to purchase at each

Additional Closing (as defined below) and the Company agrees to sell and issue to Investor at each Additional Closing the Performance Shares required to be issued at such Additional Closing, as provided in Exhibit A.

                     1.2 Closings.

                         (a) The purchase and sale of the Purchased Shares
shall take place at the offices of the Company within five (5) business days following the expiration or termination of the waiting period under the HSR Act (as defined below), or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which time and place are designated as the "First Closing"). At the First Closing, the Company shall deliver to Investor a certificate representing the Purchased Shares.

                         (b) The purchase and sale of the Performance Shares
shall take place on the dates set forth in or contemplated by Exhibit A (each such date, an "Additional Closing"). At each Additional Closing, the Company shall deliver to Investor a certificate representing the Performance Shares required to be issued at such Additional Closing, as provided in Exhibit A.

                         (c) The purchase price for the Shares shall consist of
Investor entering into (i) the Patent License Agreement, in the form attached as Exhibit B (the "Patent License Agreement"), (ii) the Software and Asset Acquisition and License Agreement, in the form attached hereto as Exhibit C
(the "Software and Asset Acquisition and License Agreement) and (iii) the License Agreement, in the form attached hereto as Exhibit D (the "License Agreement").

                  2. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that, except as set forth on a schedule of exceptions (the "Schedule of Exceptions") furnished to Investor prior to the execution of this Agreement:

                     2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operation of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect").

                     2.2 Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (as defined below) and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the Patent License Agreement, the Software and Asset Acquisition and License Agreement, and the License Agreement (together, the "Ancillary Agreement"), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares has been taken or will be taken prior to



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
the First Closing. This Agreement and the Ancillary Agreements have been approved by the Company's board of directors. This Agreement constitutes, and, when executed and delivered at the First Closing, the Ancillary Agreements will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

                      2.3 Valid Issuance of Shares. The Purchase Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid and nonassessable. 3,017,733 of the Performance Shares have been duly and validly reserved for issuance and, upon issuance for the consideration expressed herein in accordance with the terms of Exhibit A, will be duly authorized and validly issued, fully paid and nonassessable.

                      2.4 No Conflict. The execution and delivery by the Company of this Agreement and the Ancillary Agreements do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, (i) any provision of the Certificate of Incorporation and Bylaws of the Company, as currently in effect,
(ii) any mortgage indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its respective properties or assets are subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its subsidiaries or their respective properties or assets, except in each case where such conflict, violation, breach or default would not reasonably be expected to have a Company Material Adverse Effect.

                      2.5 Consents. No consent, approval, order or authorization of or registration, declaration or filing with, any governmental entity, or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Federal or state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "USR Act"), or any other applicable competition, merger control, antitrust or similar law, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect, and (iii) the filing of an application to list the Shares.

                      2.6 SEC Documents; Financial Statements. The Company has filed with the SEC and has made available to Investor a true and complete copy of each annual. quarterly and other material report, schedule, form, registration statement (without exhibits) and definitive proxy statement required to be filed by the company with the Securities and Exchange Commission (the "SEC") since January 1, 1999, (the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the published rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under the Securities Act or the Exchange Act, as the case may be), and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments). There has been no material change in the Company's accounting policies or estimates, except as described in the notes to the Company Financial Statements or as required by GAAP.

                      2.7 Litigation. There is no action, suit, proceeding or investigation pending or to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the Ancillary Agreements, or the right of the Company to enter into such agreement, or to consummate the transactions contemplated hereby or thereby, nor is the Company aware that there is any reasonable base for the foregoing. Except as set forth in the Company SEC Documents, the Company is not a named party to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

                      2.8 Disclosure. To the Company's knowledge, the Company has provided Investor with all the information that Investor has requested for deciding whether to purchase the Shares.

                      2.9 Changes. Since September 30, 1999, and except as set forth in the Company SEC Documents, there has not been:

                          (a) any change in the financial condition or results
of operations of the Company and its subsidiaries, taken as a whole, that has resulted in a Company Material Adverse Effect;

                          (b) to the best of the Company's knowledge, any other
event or condition (other than events or conditions relating to general economic conditions affecting the industry generally), whether or not covered by insurance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect;

                          (c) any sale, assignment or transfer of any patents or
any material trademarks, copyrights, trade secrets or other intangible assets, except any of the foregoing in the ordinary course of business;

                          (d) any declaration, setting aside or payment of a
dividend or other distribution in respect of any of the Common Stock, or any direct or indirect redemption, purchase or other acquisition of any such stock, by the Company, except repurchases to Common Stack from employees or consultants upon termination of their service; or

                          (e) any agreement or commitment by the Company to do
any of the things described in clauses (c) or (d) of this Section 2.9 (other than negotiations with Investor and its representatives regarding the transactions contemplated by this Agreement and the Ancillary Agreements).

                  3. Representations and Warranties of Investor. Investor hereby represents and warrants to the Company that.

                      3.1 Organization, Good Standing and Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to carry on its business as now conducted. Investor is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, properties, financial condition or results of operation of Investor and its subsidiaries, taken as a whole (an "Investor Material Adverse Effect").

                      3.2 Authorization. Investor has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby All corporate action on the part of Investor, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Ancillary Agreements, and the performance of all obligations of Investor hereunder and thereunder has been taken. This Agreement constitutes and, when executed and delivered at the First Closing, the Ancillary Agreements will constitute, valid and legally binding obligations of Investor, enforceable in accordance with their respective terms.

                      3.3 No Conflict. The execution and delivery by Investor of this Agreement and the Ancillary Agreements do not, and, the consummation by Investor of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, (i) any provision of the Certificate of Incorporation and Bylaws of Investor, as currently in effect, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Investor or any of its respective properties or assets are subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investor, any of its subsidiaries or their respective properties or assets, except in each case where such conflict, violation, breach or default would not reasonably be expected to have an Investor Material Adverse Effect.

                      3.4 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, or any third party is required by or with respect to Investor in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Federal or state securities laws and the HSR Act or any other applicable competition, merger control, antitrust or similar law, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected no have an Investor Material Adverse Effect.

                      3.5 Litigation. There is no action, suit, proceeding or investigation pending or, to Investor's knowledge, currently threatened against Investor that questions the validity of this Agreement or the Ancillary Agreements, or the right of Investor to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, nor is Investor aware that there is any reasonable basis for the foregoing.

                      3.6 Purchase Entirely for Own Account. The Shares will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

                      3.7 Disclosure of Information. Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Investor to rely thereon.

                      3.8 Investment Experience. Investor is an investor in securities of other companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investments, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Investor also represents it has not been organized for the purpose of acquiring the Shares.

                      3.9 Accredited Investor. Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

                      3.10 Restricted Securities. Investor understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                      3.11 Limitations on Disposition. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to the bound by Sections 3.8, 3.9, 3.10, 3.11, 3.12 and 4.7 hereof, provided and to the extent such sections are their applicable, and;

                          (a) there is then in effect a registration statement
under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and applicable state securities laws; or

                          (b) (i) Investor shall have notified the Company of
the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Shares under the Securities Act or applicable state securities laws. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances (but Investor understands that the Company's transfer agent may require such opinions).

                      3.12 Legend. It is understood that the certificates or documents evidencing the Shares may bear the following legend:

                      "These securities have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of certain states. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except (i) in compliance with that certain Common Stock Purchase Agreement dated as of March 7, 2000 between the issuer and International Business Machines Corporation, and (ii) as permitted under the Act and applicable state securities laws, pursuant to registration or exemption therefrom. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws."

                 4. Additional Agreements.

                      4.1 Access to Information. Subject to restrictions imposed by applicable law, upon the reasonable request of Investor, the Company shall afford Investor and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the First Closing to (i) the Company's properties, books, contracts, commitments and records, (ii) other information concerning the business, properties and personnel of the Company and (iii) key employees of the Company as identified by Investor; provided, however, that the Company shall not be obligated to provide access to any information which it considers to be proprietary or confidential. The Company shall provide Investor with copies of such publicly available information about the Company as Investors may request. No information or knowledge obtained in any investigation pursuant to this Section 1.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties at First Closing.

                      4.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to
Section 4.1, or pursuant to the negotiation and execution of this Agreement and the Ancillary Agreements, or the effectuation of the transactions contemplated hereby and thereby, shall be governed by the terms of the Agreement for Exchange of Confidential Information, dated September 1, 1994, between the Company and Investor.

                      4.3 Expenses. Whether or not any Closing occurs, all fees and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the terms and conditions of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

                      4.4 Public Disclosure. The parties agree that no later than 8:30 a.m. E.S.T. on March 8, 2000 (the "Announcement Date") they shall issue a joint press release announcing the Alliance in a form approved by both parties. Except as provided in the foregoing sentence, neither party shall prior to the Announcement Date identify, either expressly or by implication, the other party or any of its affiliates, or reference the Alliance, this Agreement or the Ancillary Agreements in any advertising, press releases, publicity or other promotional material without the prior written consent of the other party, except as otherwise required by law after prior consultation with the non-disclosing party.

                      4.5 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements for the purpose of securing to the parties hereto the benefits contemplated by this Agreement and the Ancillary Agreements; provided that neither party shall be required to agree to any divestiture by it or any of its subsidiaries or affiliates of any shares of any capital stock or of any business, assets or property of it or its subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such businesses, assets, properties and stock. As soon as may be reasonably practicable, the Company and Investor each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated by this Agreement as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties.

                      4.6 Nasdaq Listing. The Company agrees to use commercially reasonable efforts to authorize the Shares for listing on the Nasdaq National Market (the "NNM").

                      4.7 Transfer Restriction. Notwithstanding any other provision of this Agreement, Investor may not Transfer (as defined below) before the first anniversary of the First Closing any of the Purchased Shares. The foregoing transfer restriction shall not apply to the Transfer by Investor, or any affiliate of Investor, to an affiliate of Investor, provided, that the value of the Purchased Shares transferred to each such transferee shall be greater than $100,000 at the time of the Transfer and provided, further, that any such transferee has agreed in writing for the benefit of the Company to be bound by Sections 3.8, 3.9, 3.10, 3.11, 3.12 and 4.7 hereof, provided and to the extent such sections are then applicable and any Transfer by an affiliate of Investor (other than to another affiliate of Investor) shall be treated as a transfer by the Investor for purposes of the foregoing transfer restriction. For purposes of this Section 4.7 only, an "affiliate" of Investor shall mean (i) any entity that (A) owns, directly or indirectly, 66-2/3% of the outstanding equity interests of Investor or (B) at least 66-2/3% of the outstanding equity interests of which are owned, directly or indirectly, by Investor and (ii) any
(A) ERISA plans sponsored, maintained or contributed to by Investor or any of its subsidiaries and (B) charitable fund or foundation supported or contributed to by Investor. The term "Transfer" means any sale, offer to sell, contract to sell (including, without limitation, a short sale), grant of any option to purchase or other transfer or disposition of a security or any interest therein.

     4.8 Anti-Dilution. In the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to the Common Stock (including any conversion or exchange of the Common Stock pursuant to a consolidation or merger involving the Company such that the holders of Common Stock are entitled to receive stock, other securities or other consideration with respect to or in exchange for Common Stock) occurring (or the record date for which occurs) prior to the First Closing, the Purchased Shares shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change (or converted or exchanged to reflect such consolidation or merger).

     5 Conditions of Investor's Obligations at Closing. The obligations of Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the relevant Closing of the following conditions:

     5.1 No Order, HSR Act. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect as of the relevant Closing and which has the effect of making the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

     5.2 No Injunctions or Restraints: Illegality. No temporary restraining order, preliminary or permanent injunction on other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect as of the relevant Closing; provided that Investor has used reasonable efforts to remove such injunction, order, restraint or prohibition; nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, which makes the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal.

     5.3 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true as of the date of this Agreement and true in all material respects as of the First Closing with the same effect as though such representations and warranties had been made on and as of the date of the First Closing.

     5.4 Performance. The Company shall have performed and complied with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the First Closing.

     5.5 Compliance Certificate. A duly authorized officer of the Company shall deliver to Investor at the First Closing a certificate stating that, to the best of his knowledge after due inquiry, the conditions specified in Sections 5.3 and
5.4 have been fulfilled.

     5.6 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of relevant Closing.

     5.7 Proceedings and Documents. All documents incident to the transactions contemplated at the relevant Closing shall be reasonably satisfactory in form and substance to Investor's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request. This may include without limitation, good standing certificates and certification by the Company's Secretary regarding the Company's Certificate of Incorporation and Bylaws and Board of Director resolutions relating to this transaction.

     5.8 Opinion of Company Counsel. At the First Closing, Investor shall have received from Dechert Price & Rhoads, special counsel for the Company, and/or Robert C. Donohoo, Corporate Counsel for the Company, an opinion, dated as of the First Closing substantially to the effect of Exhibit E.

     5.9 Ancillary Agreements. The Company shall have entered into the Ancillary Agreements at the First Closing.

     5.10 NNM Listing. At the First Closing, the Purchased Shares and 3,0l7,733 Performance Shares shall have been authorized for listing on the NNM upon official notice of issuance.

     6. Conditions of the Company's Obligations at Closing. The obligations of the Company under this Agreement are subject to the fulfillment on or before the relevant Closing of the following conditions by Investor:

     6.1 No Order; HSR Act. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect as of the relevant Closing and which has the effect of making the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

     6.2 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect as of the relevant Closing; provided that the Company has used reasonable efforts to remove such injunction, order, restraint or prohibition, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentally, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, which makes the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal.

     6.3 Representations and Warranties. The representations and warranties of Investor contained in Section 3 shall be true as of the date of this Agreement and true in all material respects as of the First Closing with the same effect as though such representations and warranties had been made on and as of the First Closing.

     6.4 Performance. Investor shall have performed and complied with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the First Closing.

     6.5 Compliance Certificate. A duly authorized officer of Investor shall deliver to the Company at the First Closing a certificate stating that, to the best of his knowledge after due inquiry, the conditions specified in Sections
6.3 and 6.4 have been fulfilled.

     6.6 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the relevant Closing.

     6.7 Opinion of Investor Counsel. At the First Closing, the Company shall have received from David S. Hershberg, Vice President and Assistant General Counsel of Investor, an opinion, dated as of the First Closing, substantially to the effect of Exhibit F.

     6.8 Ancillary Agreements. The Investor shall have entered into the Ancillary Agreements at the First Closing.

     6.9 Proceedings and Documents. All documents incident to the transactions contemplated at the relevant Closing shall be reasonably satisfactory in form and substance to the Company's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                  7. Miscellaneous.

                     7.1 Survival of Warranties. The representations and warranties of the Company and Investor contained in this Agreement shall survive until the first anniversary of the First Closing, at which time they shall terminate, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Investor or the Company. The covenants of the Company and Investor contained in this Agreement shall survive so long as they shall remain applicable.

                     7.2 Successors and Assigns. Neither party shall assign this Agreement or any of its rights, interests or obligations hereunder without the other party's prior written permission. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                     7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

                     7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                     7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

                     7.7 Finders' Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        i2 TECHNOLOGIES, INC.



                                        By:  /s/ ROBERT C. DONOHOO
                                             ----------------------------------
                                        Name:    Robert C. Donohoo
                                        Title:   Corporate Counsel



                         Address:       11701 Luna Road
                                        Dallas, Texas 75234


                                        INTERNATIONAL BUSINESS
                                        MACHINES CORPORATION



                                        By:  /s/ PAUL L. STERNE
                                             ----------------------------------
                                        Name:    Paul L. Sterne
                                        Title:   Managing Director, Corporate
                                                 Development

                         Address:       New Orchard Road
                                        Armonk, New York 10504

                                   EXHIBIT A


                         ISSUANCE OF PERFORMANCE SHARES

Subject to the terms and conditions hereinafter set forth and set forth in the Common Stock Purchase Agreement (the "Purchase Agreement"), the Company shall sell and issue to Investor Common Stock (the "Performance Shares") if the Revenues in any Target Period are equal to or greater than 50% of the Revenue Target for such Target Period. Certain capitalized terms used in this Exhibit are defined in Section 3 hereof. Capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

     1. Issuance of Shares. The Company shall only be obligated to issue to Investor the Performance Shares that have been earned pursuant to this Section 1.

        (a) Revenue Targets and Target Grant Amounts. The Revenue Target and the Target Grant Amount for each Target Period are as follows:


Target Period             Revenue Target             Target Grant Amount
-------------             --------------             -------------------

       1                        *                      $ 25.34 million
       2                        *                      $ 43.07 million
       3                        *                      $ 53.21 million
       4                        *                      $ 65.88 million



     No Performance Shares or other consideration will be issuable or payable to Investor pursuant to this Exhibit A in respect of 2004 or any subsequent year.

        (b) Number of Performance Shares. Subject to Section 1(d) hereof, the number of Performance Shares that the Company shall issue to Investor with respect to each Target Period (or portion thereof) shall be determined by dividing (a) the product of the Target Grant Amount for such Target Period multiplied by the result of dividing the Revenues achieved during such Target Period (or portion thereof) by the Revenue Target for such Target Period, by (b) the Share Price; provided, that no Performance Shares shall be issued in respect of any Target Period unless and until the Revenues achieved during such Target Period equal or exceed fifty percent (50%) of the Revenue Target (the "Half Target") for such Target Period.


        (c) Additional Closings. Additional Closings may take place in respect of each Target Period as follows:

            (1) In the event the Half Target for any Target Period is achieved, then an Additional Closing in respect of such Target Period shall take place on or prior to the date which is thirty (30) days after the end of the calendar quarter in which the Half Target was achieved. At such Additional Closing, the Company shall issue the number of Performance Shares issuable in respect of that portion of the Target Period ending on the last day of the calendar quarter in which the Half Target was achieved and calculated by reference to the Revenues achieved during such portion of the Target Period in accordance with Section 1(b) of this Exhibit A.

            (2) In the event that the Half Target for any Target Period is achieved during the first, second or third calendar quarter of the Target Period, then an Additional Closing in respect of such Target Period shall take place on or prior to the date which is thirty (30) days after the last day of such Target Period. At such Additional Closing, the Company shall issue the number of Performance Shares issuable in respect of that portion of the Target Period commencing on the first day of the calendar quarter following the calendar quarter in which the Half Target is achieved and calculated by reference to the Revenues achieved during such portion of the Target Period in accordance with Section 1(b) of this Exhibit A.

            (3) In the event Investor gives the Company an Objection Notice in accordance with Section 2(f)) hereof, then the Additional Closing with respect to any portion of the Performance Shares as to which an objection is made shall take place on or prior to the date which is ten (10) days after the agreement of the Company and Investor or the determination of the Accountant, as the case may be, as to the Revenues during the applicable Target Period.

        (d) Maximum Number of Performance Shares. The maximum number of Performance Shares that the Company shall be obligated to issue under this Exhibit A shall be as follows:

            (1) In no event shall the Company be obligated to issue Performance Shares having an aggregate value (determined by reference to the Share Price calculations for each issuance of Performance Shares hereunder) in excess of $187.5 million; provided, that if Revenues of * and * are achieved in Target Period 1 and Target Period 2, respectively, then such $187.5 million limit shall be increased to $250 million.

            (2) In the event that the Company would be obligated to issue more than an aggregate total of 3,017,733 Performance Shares (as such number may be adjusted in accordance with Section 2 hereof) under this Exhibit A, then the Company may, at its option, elect to pay Investor cash in lieu of Performance Shares with respect to such excess.

        (e) Notice of Revenues. Within fifteen (15) days after the end of each calendar quarter during each of the Target Periods, the Company will use commercially reasonable efforts to provide to Investor (i) a report, prepared in accordance with the Company's records kept in the ordinary course of its business, specifying the Revenues achieved during such calendar quarter and (ii) a computation of the number of Performance Shares that have been earned with respect to such period attributable to such Revenues set out in the report in accordance with the terms hereof (the "Company Notice").

        (f) Notice of Objection. Investor shall have fifteen (15) days from the receipt of the Company Notice having been given in accordance with Section 1(d) (the "Objection Notice Period"), to give the Company written notice that Investor objects to all or a portion of the number of Performance Shares as set forth in the Company Notice (the "Objection Notice"). The Company shall issue certificates (with appropriate restrictive legends) for any portion of the

Performance Shares set forth in the Company Notice as to which no objection is made. Upon the giving of the Objection Notice with regard to any portion of the Performance Shares as to which an objection is made, the parties will use reasonable efforts to resolve any objections. If the parties are unable to resolve the dispute within thirty (30) days from the date of the Objection Notice, the parties will jointly select an accounting firm of national standing to resolve the dispute. If the parties are unable to agree on the choice of such an accounting firm, they will select an accounting firm of national standing by lot (other than any accounting firms for either of the parties which prepared the Report of Independent Accountants for the two (2) most recent fiscal years) (the "Accountant") which shall determine the applicable Revenue for the period. The Accountant shall deliver to each of the parties its determination within twenty (20) days after being selected, and the determination of the Accountant shall be binding upon the parties. The expenses of the Accountant shall be borne equally by the parties. The Company shall issue certificates (with appropriate restrictive legends) for any additional Performance Shares that are issued as a result of the agreement of the Company and Investor or the determination of the Accountant upon such agreement or determination.

     2. Adjustment. The Share Price and the Performance Shares shall be subject to adjustment from time to time as follows:

        a. If the Company shall at any time during the twenty (20) trading days during which the Share Price is being determined hereunder subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, appropriate adjustments shall be made to the calculation of the Share Price to reflect such subdivision, split-up, combination or stock dividend.

        b. In case of any consolidation of the Company with, or merger of the Company into, any other corporation, reorganization, recapitalization, or other like change in the Common Stock of the Company (other than as a result of a subdivision, split-up, combination, or stock dividend provided for in Section 2(a) above), then, as a condition of such consolidation, merger, reorganization, recapitalization, or other like change, lawful and adequate provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to Investor, so that Investor shall have the right, subject to the terms hereof, to receive the kind and amount of shares of stock and other securities and property receivable in connection with such consolidation, merger, reorganization, recapitalization, or other like change by a holder of Common Stock immediately prior to such consolidation, merger, reorganization, recapitalization, or other like change.

        c. When any adjustment is required to be made in the Share Price or in the Performance Shares issuable hereunder, the Company shall promptly notify Investor of such event and of the adjustments contemplated by this Section 2.

     3. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefore on the basis of the Share Price then in effect.

     4. Notices. All notices required under this Exhibit and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) shall be made in writing upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one (1) day after being sent, when sent by professional overnight courier service, or
(iv) five (5) days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify Investor in writing). Notices to Investor shall be sent to the address of Investor on the books of the Company (or at such other place as Investor shall notify the Company in writing).

     5. Definitions. As used herein, the following capitalized terms have the following respective meanings:

        Common Stock: The Common Stock, par value $0.00025 per share, of the Company.

        MRA: The Marketing Relationship Agreement, dated July 30, 1999, as amended.

        Revenues: The aggregate amount of revenues described below:


        (a) "Your Revenue" as defined in the MRA, plus (without duplication) the total royalty amount received from Investor pursuant to the reseller attachment to the MRA (as modified by Amendment Number 1 to the MRA), plus (without duplication) license fees, subscription revenues and transaction revenues received from Investor; and

        (b) all gross revenues received by the Company attributable to any future written agreements between the Company and Investor that relate to e-markets and co-developed trading networks or related areas, in each instance if agreed by Investor and the Company under such agreement.

        Revenue Target: The respective level of Revenues with respect to a Target Period as set forth in Section 1(a) of this Exhibit A.

        Share Price: The average closing price (calculated to three (3) decimal places) of the Common Stock for the last twenty (20) trading days during which the Common Stock was traded up to and including the last day of the month immediately preceding the month in which an Additional Closing takes place.

        Target Grant Amount: The dollar value of the Performance Shares corresponding to the attainment of 100% of the Revenue Target for any Target Period as set forth in Section 1(a) of this Exhibit A.

        Target Period: The four (4) annual consecutive periods as set forth in
        Section 1(a) of this Exhibit A commencing on January 1, 2000.

EXHIBIT B

                                       LICENSE REFERENCE NUMBER_________________

030600

          PATENT LICENSE AGREEMENT ("Agreement") dated _____, 2000 ("Agreement Date") between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"), and i2 TECHNOLOGIES INC., a Delaware corporation ("i2").

          Each of the parties (as "Grantee") desires to acquire a nonexclusive license under patents of the other party (as "Grantor"). In consideration of the premises and mutual covenants herein contained, IBM and i2 agree as follows:

SECTION 1. DEFINITIONS

1.1 "Information Handling System" shall mean any instrumentality or aggregate of instrumentalities primarily designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle or utilize any form of information, intelligence or data for business, scientific, control or other purposes.

1.2 "IHS Product" shall mean an Information Handling System or any instrumentality or aggregate of instrumentalities (including, without limitation, any component, subassembly, computer program or supply) designed for incorporation in an Information Handling System. Any instrumentality or aggregate of instrumentalities primarily designed for use in the fabrication (including testing) of an IHS Product licensed herein shall not be considered to be an IHS Product.

1.3 "Licensed Patents" shall mean all patents, including utility models and typeface design patents and registrations (but not including any other design patents or registrations):

(a) issued or issuing on patent applications entitled to an effective filing date during the period specified in Section 5.1; and

(b) under which patents or the applications therefor a party hereto or any of its Subsidiaries has as of the Agreement Date, or thereafter obtains, the right to grant licenses to Grantee of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Grantor or its Subsidiaries to third parties (except for payments among Grantor and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by Grantor or any of its Subsidiaries).

Licensed Patents shall include said patent applications, continuations-in-part of said patent applications, and any patents reissuing on any of the aforesaid patents.

1.4 "Licensed Products" shall mean either IBM Licensed Products or i2 Licensed Products. "IBM Licensed Products" shall mean IHS Products and "i2 Licensed Products" shall mean Programs primarily designed to improve or enhance process efficiency, excluding, however, Programs primarily designed for use in the design of integrated circuit devices.

1.5 "Supply Chain Planning" shall mean Forecasting and Demand Planning, Distribution Planning, Production and Materials Planning, Transportation Planning, and Supply Chain Network Design.

1.6 "Forecasting and Demand Planning" shall mean computation of probable future demands for tangible products, and the planning of activities that will influence those demands.

1.7 "Distribution Planning" shall mean determination of optimal tangible product storage locations and inventory levels from the point of manufacture to the point of consumption.

1.8 "Production and Materials Planning" shall mean: determination of optimal tangible product types, and methods of manufacture of such products, given a stream of orders or forecast(s) of future demand; allocation of manufacturing resources, including material and capacity, to tangible products, orders, and demands; and determination of optimal procurement quantities of raw materials for use in production.

1.9 "Transportation Planning" shall mean determination of optimal use of physical transportation modes to meet current and future tangible product demands.

1.10 "Supply Chain Network Design" shall mean determination of optimal location of production facilities, selection of suppliers of parts and materials for use in production, and allocation of such parts and materials to such facilities.

1.11 "Subsidiary" of a party hereto or of a third party shall mean a corporation, company or other entity:

(a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.12 "Program" shall mean an IHS Product consisting of a plurality of instructions capable of being executed by an Information Handling System, whether or not such plurality of instructions are in machine readable form and whether or not such plurality of instructions require processing such as assembly or compilation prior to being so executed.

1.13 "Effective Date" shall mean the Agreement Date.

1.14 "Supply Chain Planning Product" shall mean a Program designed primarily for use in Supply Chain Planning.

SECTION 2. GRANTS OF RIGHTS

2.1 (a) i2 on behalf of itself and its Subsidiaries grants to IBM a nonexclusive and worldwide license under i2's Licensed Patents:

(i) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, license, sell and/or otherwise transfer ownership of IBM Licensed Products; and

(ii) to have IBM Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by IBM only when the conditions set forth in Section 2.2 are met.

A particular IBM Licensed Product shall be licensed under only those of i2's Licensed Patents which, but for the license granted herein, would be infringed (including contributory infringement) by IBM's making, using, importing, offering for sale, leasing, selling and/or otherwise transferring such product.

       (b) IBM, on behalf of itself and its Subsidiaries, grants to i2 a nonexclusive and worldwide license under IBM's Licensed Patents:

(i) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, license, sell and/or otherwise transfer ownership of i2 Licensed Products;

(ii) with respect to a combination of any i2 Licensed Product with an IHS Product, to make, import, offer for sale, use, sell, lease, license, and/or otherwise transfer such combination, provided, however, that such combination and the production, import, offer for sale, use, lease, license, sale, or other transfer of ownership thereof, shall be licensed only under those claims of the IBM Licensed Patents that would be infringed, in the absence of this Agreement, by the act of making such combination, and that the use, lease, license, sale or other transfer of ownership of such IHS Product per se forming a part of such combination shall not be licensed hereunder;

(iii) to have i2 Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by i2 only when the conditions set forth in Section 2.2 are met.

A particular Licensed Product shall be licensed under only those of IBM's Licensed Patents which, but for the license granted herein, would be infringed (including contributory infringement) by i2's making, using, importing, offering for sale, leasing, selling and/or otherwise transferring such product.

All licenses granted herein are fully paid up for the term specified in Section
5.1 of this Agreement.

2.2 The license granted in Section 2.1 to Grantee to have products made by another manufacturer:

(a)     shall only apply to products sold to Grantee after the Agreement Date;

(b) shall only apply when the specifications for such Grantee's Licensed Products were created by Grantee (either solely or jointly with one or more third parties);

(c) shall only be under claims of Grantor's Licensed Patents, the infringement of which would be necessitated by compliance with such specifications; and

(d) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said other manufacturer prior to Grantee's furnishing of said specifications.

Unless Grantee informs Grantor to the contrary, Grantee shall be deemed to have authorized said other manufacturer to make Grantee's Licensed Products under the license granted to Grantee in this section when the conditions specified in this
Section 2.2 are fulfilled. In response to a written request identifying a product and a manufacturer, Grantee shall in a timely manner inform Grantor of the quantity of such product, if any, manufactured by such manufacturer pursuant to the license granted in Section 2.1.

2.3 Except as expressly provided herein, no license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination.

2.4 Subject to Section 2.5, the licenses granted herein shall include the right of each party to grant sublicenses to its Subsidiaries existing on or after the Agreement Date, which sublicenses may include the right of sublicensed Subsidiaries to sublicense other Subsidiaries of said party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.

2.5 A sublicense granted to a Subsidiary shall terminate on the earlier of:

(a)     the date such Subsidiary ceases to be a Subsidiary; and

(b) the date of termination or expiration of the license of the party or Subsidiary that granted the sublicense.

If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such license shall continue for the term defined herein.

2.6 In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be of the broadest scope which said party or any of its Subsidiaries has the right to grant within the scope set forth above.

2.7 If, after the Agreement Date, a party or any of its Subsidiaries ("Acquiring Party") either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, as of the date of acquisition, licensed by the other party ("Licensor") under one or more Licensed Patents through an existing agreement pursuant to which royalties or other payments are made by said entity to Licensor, then the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured by said entity or through the use of said assets, provided that such royalties or other payments shall continue to be made by the Acquiring Party or said entity to the Licensor with respect to such products notwithstanding that the Acquiring Party may have been licensed for the same Licensed Products before the acquisition.

2.8 If one party (the "Transferring Party") transfers a product line after the Agreement Date, either as part of or separate from a disposition of a Subsidiary to any third party, and if such transfer includes at least one marketable product and tangible assets having a net value of at least twenty-five million US dollars ($25,000,000.00), then after written request to the other party hereto jointly by the Transferring Party and such third party within sixty (60) days following the transfer, the other party hereto agrees to grant a royalty-free license (under the same terms as the license granted to the Transferring Party herein) under its Licensed Patents for the field (as defined between the Transferring Party and the other party) of such product line to the ex-Subsidiary in the case of a disposition of a Subsidiary, or to such third party if not such a disposition, (each referred to as the "Recipient") provided that:

(a) such field shall not be defined more broadly than appropriate to cover the particular product line being transferred, including extensions thereto based on the same technology;

(b) the license granted shall be limited in the twelve (12) months immediately following such transfer to a volume of licensed products having an aggregate selling price equal to no more than the aggregate selling prices of such products by said one party in the twelve (12) months preceding such transfer plus ten percent (10%); and shall be limited, in each of the successive twelve-month periods following such transfer, to a volume of licensed products having an aggregate selling price equal to no more than the limit for the immediately preceding twelve-month period plus ten percent (10%);

(c) the Recipient shall grant to such other party a royalty-free license (under the same terms as the license granted to such other party herein) under all Recipient Patents for all products licensed herein to such other party on the date of the product line transfer. "Recipient Patents" shall mean all patents throughout the world under which, at any time commencing with the date of the product line transfer, the Recipient or any of its Subsidiaries has the right to grant such licenses;

(d) this Section 2.8, Section 3, and Section 4 shall be omitted from the license granted to the Recipient; and

(e) the license granted to the Recipient shall terminate if the license granted to the Transferring Party terminates or is terminated for any reason.

2.9 If, pursuant to a license granted by Grantee to a third party, copies are made of all or part of a computer program provided by, Grantee, such copies will be treated for purposes of this Agreement as if they had been transferred directly by Grantee, provided:

(a) such copies are transferred or used by such third party as products of Grantee; and

(b) the number of copies that can be made is limited in a written agreement with the third party.

2.10 Each party covenants not to sue the other party's direct and indirect end-user customers of Programs leased, licensed, sold or otherwise transferred by the other party or any of its sublicensed Subsidiaries within the scope of the license granted to Grantee herein, under Grantor's Licensed Patents for the formation of any combination of such Programs with other IHS Products, and for the use (but not the sale) of such combinations that have been formed by said end-user, notwithstanding that such other IHS Products are not furnished by GRANTEE or its sublicensed Subsidiary; provided, however, that such covenant not to sue shall only extend to patent claims with respect to which Grantee's furnishing of such Programs would, in the absence of this Agreement, constitute infringement (including, but not limited to, contributory infringement or inducement to infringe); and provided, further, that such covenant not to sue shall not extend to the manufacture or lease, sale or other transfer of:

(a) any such other IHS Product;

(b) any portion or portions of any such other IHS Product; and

(c) any combination of such other IHS Products.

2.11 *

2.12 *

SECTION 3. RELEASES

3.1 Each party (as "Releasor") on behalf of itself and its Subsidiaries which are Subsidiaries on the Agreement Date, irrevocably releases the other party, the other party's Subsidiaries which are Subsidiaries on the Agreement Date and the customers of the other party and the other party's Subsidiaries from any and all claims of infringement of Releasor's Licensed Patents which claims are based on acts prior to the Effective Date, which, had they been performed after the Effective Date would have been licensed under this Agreement.

The release contained herein shall not apply to any person other than the persons named in this Section 3 and shall not apply to the manufacture of any items by any person other than the parties and their Subsidiaries.

SECTION 4. CONSIDERATION

        Consideration for the rights granted herein is provided for in the Common Stock Purchase Agreement entered into by the

Parties on the Agreement Date, which consideration shall be irrevocable and nonrefundable.


SECTION 5. TERM OF AGREEMENT; ACQUISITION OF A PARTY

5.1 The term of the licenses granted under this Agreement shall be five (5) years from the Agreement Date, unless earlier terminated under the provisions of this Agreement.

5.3 If one party (the "Acquired Party") is acquired by a third party, becoming a Subsidiary of such third party:

(a) the Acquired Party shall promptly give notice of such acquisition to the other party; and

(b) the license granted to the Acquired Party and all sublicenses (if any) granted to the Acquired Party's remaining Subsidiaries shall automatically become limited to only products identical ("identical" products do not include improvements, enhancements, substitutions, extensions, new releases, new versions, or follow-ons) with those manufactured and marketed by said Acquired Party (or, in the case of a Subsidiary, by such Subsidiary) within the licenses granted in this Agreement (or in such sublicense) prior to such acquisition.

5.4 If one party (the "Acquired Party") is acquired by a third party such that it is no longer a separate legal entity, the license granted to the Acquired Party shall terminate as of the date of acquisition.

SECTION 6. NOTICES

6.1 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses and shall be effective upon mailing:

          For IBM:                                     For i2:
          Director of Licensing                        Legal Department
          IBM Corporation                              i2 Technologies, Inc.
          North Castle Drive, MD-NC119                 11701 Luna Rd.
          Armonk, NY 10504-1785                        Dallas, TX 75234
          Facsimile: (914) 765-4380                    Facsimile: (469) 357-2359

6.2 A License Reference Number will be assigned to this Agreement upon execution. This number should be included in all communications relating to this Agreement.

SECTION 7. MISCELLANEOUS

7.1 Neither party shall assign or grant any right under any of its Licensed Patents unless such assignment or grant is made subject to the terms of this Agreement.

7.2 Neither party shall assign any of its rights (other than the right to receive payments) or delegate any of its obligations under this Agreement. Any attempt to do so shall be void. However, a party which undergoes reorganization may assign such rights and delegate such obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization.

7.3 Neither party shall use or refer to this Agreement or any of



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

its provisions in any promotional activity, provided, however, that either party may disclose privately to its customers that it is licensed under the Licensed Patents of the other party for the term of this Agreement and the Licensed Products field for which it is so licensed.

7.4 Each party represents and warrants that it has the full right and power to grant the license and release set forth in Sections 2 and 3. Each party (as a Grantor) further represents and warrants that prior to the Agreement Date, it has informed the other party of any patent originating from inventions made by employees of Grantor or its Subsidiaries, which patent is or was owned by Grantor or its Subsidiaries as of the Effective Date, and which patent, owing to prior arrangements with third parties, does not qualify as a Licensed Patent of Grantor under which licenses are granted in Section 2. A listing of such patents owned by IBM is attached as Attachment A. Neither party makes any other representation or warranty, express or implied, nor shall either party have any liability in respect of any infringement of patents or other rights of third parties due to the other party's operation under the license herein granted.

7.5 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patents or patent applications, other than the Licensed Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Licensed Patents) except as specifically provided herein.

7.6 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Licensed Patents. Neither party, nor any of its Subsidiaries, is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

7.7 Each party shall, upon a request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses and other rights granted hereunder. If such licenses or other rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided.

7.8 If a third party has the right to grant licenses under a patent to a party hereto (as a "Licensee") with the consent of the other party hereto, said other party shall provide said third party with any consent required to enable said third party to license said Licensee on whatever terms such third party may deem appropriate. Each party hereby waives any right it may have to receive royalties or other consideration from said third party as a result of said third party's so licensing said Licensee within the scope of the licenses granted under
Section 2 of this Agreement.

7.9 This Agreement shall not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid, except that IBM may amend Section 6.2 and either party may amend its address in Section 6.1 by written notice to the other party.

7.10 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. However, if the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

7.11 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of Delaware, USA, as such law applies to contracts signed and fully performed in Delaware. Each party submits, for itself and its property, to the exclusive jurisdiction of any Delaware federal court of the United States of America sitting in the State of Delaware and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement.

7.12 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.13 Until December 31, 2005, each party agrees not to disclose this Agreement to any third party (other than its Subsidiaries) without the prior written consent of the other party. This obligation is subject to the following exceptions:

(a) disclosure is permissible if required by government or court order, provided the party required to disclose first gives the other prior written notice to enable it to seek a protective order;

(b)     disclosure is permissible if otherwise required by law;

(c) disclosure is permissible if required to enforce rights under this Agreement;

(d)     each party may use similar terms and conditions in other agreements; and

(e) each party may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in or acquirers of such party or product lines which qualify under Section 2.8.

The nondisclosure obligation shall be satisfied by a party if it treats this Agreement in the same manner as it treats its other similar contracts.

        7.14 Entry into this Agreement does not constitute an admission by either party of any need for a license under the patents of the other party.


Agreed to:                                   Agreed to:
i2 TECHNOLOGIES, INC.                        INTERNATIONAL BUSINESS
                                             MACHINES CORPORATION

By:                                          By:
   ----------------------------------           --------------------------------
Name:                                                  Gerald Rosenthal
Title:                                                 Vice President
Date:                                        Date:
   ----------------------------------             ------------------------------













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